FOR IMMEDIATE RELEASE
STANLEY WORKS AGREES TO ACQUIRE XMARK FROM VERICHIP CORPORATION FOR $45 MILLION CASH
New Britain, Connecticut, May 15, 2008: The Stanley Works (NYSE: SWK) announced that it has entered into an agreement to purchase the outstanding shares of Xmark Corporation, a wholly-owned subsidiary of VeriChip Corporation (NASDAQ: CHIP) for $45 million cash. Xmark, whose headquarters and principal operations are located in Ottawa, Canada develops, markets and sells RFID-based systems used to identify, locate and protect people and assets.
Xmark focuses on three vertical markets: providing infant security systems under the Hugs® and Halo® brands, wander protection systems under the RoamAlert® brand, and hospital asset tracking systems under the Assetrac® brand.
John F. Lundgren, Chairman and Chief Executive Officer of The Stanley Works, commented: “The combination of Xmark’s capabilities, including its products, associates and dealer channels, with those of our own personal security business enables us to provide our customers a wider array of value-added products and services, which should help our security business achieve higher growth and enhance its already strong profitability.”
Xmark, with annual revenues in excess of $30 million, will operate as a part The Stanley Works’ Security segment. The acquisition, which is expected to be completed during the third quarter or early in the fourth quarter following an affirmative vote by a majority of VeriChip’s stockholders, will have little to no impact on The Stanley Works’ earnings and cash flows in 2008 and is expected to be nominally accretive to earnings and cash flows in 2009.

Stanley Works Contact:	Greg Waybright – Interim VP, Investor Relations, (860) 827-3544; gwaybright@stanleyworks.com

VeriChip Contact:	Jay F. McKeage – VP, Corporate Development, (561) 805-8041; jmckeage@verichipcorp.com

Additional Information About The Stanley Works
The Stanley Works, an S&P 500 company with 2007 revenues of $4.5 billion, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and access security solutions for commercial applications. For over 165 years, the Stanley® brand has been synonymous with quality, reliable products. Its well-known tool and storage brands include Stanley® as well as FatMax®, Facom®, Bostitch®, Jensen®, Mac®, Proto®, La Bounty®, Vidmar®, InnerSpace®, CST®, David White® and ZAG®. Security Solutions brands include Stanley®, Best®, National®, HSM®, Blick® and Frisco Bay®. The company employs approximately 20,000 associates. More information about The Stanley Works can be found at http://www.stanleyworks.com.
Additional Information About Xmark and VeriChip
Xmark is a wholly-owned subsidiary and the primary operating unit of VeriChip Corporation. VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells, RFID systems used to identify, locate and protect people and assets. VeriChip recently began marketing Health Link, a passive RFID system for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system, which is not part of the Xmark product line, uses the first human-implantable passive RFID microchip cleared for medical use in October 2004 by the United States Food and Drug Administration.
For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.
The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.
Proxy Statement
VeriChip Corporation plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the special meeting of stockholders to be called to approve the Xmark transaction.  The proxy statement will contain important information about VeriChip Corporation, the transaction and related matters. Investors and stockholders are urged to read the proxy statement carefully when it is available. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by VeriChip Corporation through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from VeriChip Corporation by contacting Kay E. Langsford, at 1690 Congress Avenue, Suite 200, Delray Beach, Florida 33445.

Participants in the Solicitation
VeriChip Corporation and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from VeriChip Corporation’s stockholders with respect to the proposed Xmark transaction. Information regarding the executive officers and directors of VeriChip Corporation is included in its Form 10-K/A filed with the SEC on April 29, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC in connection with the proposed Xmark transaction.
CAUTIONARY STATEMENT
Under the Private Securities Litigation Reform Act of 1995
Statements in this press release, including those regarding (i) the ability to complete the proposed transaction during the third quarter or early in the fourth quarter; and (ii) the effect of the transaction, if completed, on The Stanley Works’ earnings and cash flows (little or no impact in 2008 and nominally accretive in 2009) (the “Results”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
The Company’s ability to consummate the proposed transaction and to deliver the Results is dependent upon, among other things: (i) approval by a majority of VeriChip’s stockholders and satisfaction of other customary conditions to closing; (ii) the Company’s ability to successfully integrate the acquisition while limiting associated costs; (iii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; (iv) the ability of the Company’s and Xmark’s employees to adapt to changes made within the organization and to meet or exceed expectations; (v) the ability to successfully manage and defend any claims and litigation; and (vi) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition.
The Company’s ability to achieve the Results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.
The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.